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                                                                   Exhibit 10.15



December 7, 2001


Mr. David J. Haffner
2568 Timberglen Drive
Wexford, PA 15090


Dear David,

On behalf of NOMOS Corporation, I am pleased to offer you a full-time position as Vice President, Finance and Administration and Chief Financial Officer of NOMOS Corporation, reporting to me. You will also be nominated at the next Board meeting to have the duties and responsibilities of Secretary and Treasurer of the Corporation.

As discussed, your compensation package will included:

     Base Salary         $160,000 annual compensation paid semi-monthly
     Incentive Bonus     $60,000 bonus opportunity as approved by the
                         Compensation Committee which will be set within
                         your first 30 days of employment.
     Stock Options       100,000 incentive stock options will be granted
                         on your start date and will vest equally over a
                         three-year period as per the terms of the NOMOS
                         Corporation Stock Option Plan
     Benefits:           A fully paid comprehensive medical/dental/vision plan
                         A short- and long-term disability plan
                         A life insurance plan
                         401(k) plan including company match
                         Participation in company profit sharing program
                         Vacation to accrue at 3 weeks per year
                         Tuition Reimbursement per current Company policy

The Company reserves the right to alter or exchange employer provided benefits as necessary.

I would like you employment to be effective no later than January 2, 2002 and would appreciate your acceptance of this offer immediately, but no later than December 14, 2001, at which time the offer is no longer valid. If you agree with and accept the terms of this letter, please sign below and return this letter to NOMOS Human Resources. You will be required to sign the NOMOS Confidentiality and Proprietary Rights Agreement, a copy of which is enclosed for you perusal. Please sign and return it with this letter.

David, my entire team and I, and the NOMOS Board of Directors, are very pleased to have you join us. We have a dynamic team, and a bright and growing future. Together we will improve shareholder value as we continue to improve the lives of cancer patients worldwide.

Best regards,

/s/  John W. Manzetti

John W. Manzetti
President & Chief Executive Officer

                                        Accepted by:


                                        /s/  David J. Haffner
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                                        David J. Haffner                   Date